EXHIBIT 99.1

Dec 17, 2007 20:16 ET

StoneMor Partners L.P. Prices Public Offering of Common Units

BRISTOL, PA—(Marketwire—December 17, 2007)—StoneMor Partners L.P. (NASDAQ: STON) announced today that it has priced a public offering of 3,634,691 common units representing limited partner interests at a price of $20.26 per unit. Of the 3,634,691 common units offered, StoneMor is selling 2,650,000 common units and certain unitholders are selling 984,691 common units. StoneMor expects the offering to close on December 21, 2007. StoneMor will receive net proceeds of approximately $49.8 million, after deducting the underwriting discount and offering expenses in connection with this offering and including the general partner’s proportionate capital contribution of approximately $1.1 million. StoneMor will not receive any proceeds from the sale of common units by the selling unitholders. StoneMor has granted the underwriters a 30-day option to purchase an additional 545,203 additional common units.

StoneMor plans to use the proceeds from this offering to fund a portion of the cash purchase price of its acquisition of 45 cemeteries and 30 funeral homes and one pet cemetery from Service Corporation International (NYSE: SCI) and related entities as well as related acquisition expenses.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is the sole book-runner and lead manager for the offering. Co-managers for the offering are Raymond James & Associates, Inc., Morgan Keegan & Company, Inc. and Oppenheimer & Co. Inc. A copy of the final prospectus supplement and base prospectus relating to this offering can be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080 or at 1-866-500-5408.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the common units described in this press release, nor shall there be any sale of these common units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus, which is part of a registration statement that became effective on December 7, 2007.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 178 cemeteries and 27 funeral homes in 21 states. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://www.stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: the ability of StoneMor to complete the proposed acquisition and uncertainties associated with the integration or anticipated benefits of the proposed acquisition; uncertainties associated with future revenue and revenue growth; the impact of StoneMor’s significant leverage on its operating plans; the ability of StoneMor to service its debt; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K/A and its Quarterly Reports on Form 10-Q filed with the SEC. StoneMor assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by them, whether as a result of new information, future events, or otherwise.